Exhibit 10.7

September 15, 2011

James L. Botkin
33 North East Cove Road
Dawsonville, GA  30534

Dear Jim:

 I am pleased to confirm your position as Senior Vice President, Operations, Alkermes Gainesville LLC (the “Company”), reporting to Shane Cooke.

1.
Effective Date:  Your full-time employment with the Company will commence the day following date of the closing of the acquisition (the “Acquisition”) by Alkermes, Inc. of the global drug delivery technologies business of Elan Corporation plc (“Elan”).   A condition of your commencement of employment with the Company is that the Acquisition closes pursuant to the merger agreement between Elan, and various corporate entities related to Elan, and Alkermes, Inc.   If this condition is not satisfied by November 5, 2011, this offer of employment will expire and any acceptance will be ineffective.

2.
Compensation:  Your compensation is subject to approval by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Alkermes plc (“Parent Company”) and this paragraph is conditioned upon its approval of the following terms. You will be eligible for the following base salary and target performance pay. Your base compensation will initially be $380,000 per annum.  You will be paid biweekly in accordance with the Company’s payroll procedures.  You will be eligible to participate in the Parent Company reporting officer performance pay plan for fiscal year 2012.  Your performance pay range under that plan will be 0 to 100% of your base compensation and your target performance pay will be 50% of your base compensation at the time of determination of performance pay under the plan.  Your actual performance pay will be based on individual and Parent Company performance.  For the fiscal year 2012 plan, you will receive a pro-rata 15 month performance pay bonus to cover the period of January 1, 2011 through March 31, 2012.

3.
Benefits:  You and your dependents will be eligible for the Company’s standard medical, dental, vision and disability income benefits, life insurance equal to two times your annual salary, and supplemental life insurance benefits.  You will also be able to participate in the Company cafeteria plan for medical and/or dependent care expenses at the start of your employment.  You will be able to participate in the Company’s 401(k) plan on your date of hire. The Company will match you dollar for dollar on the first 1% of your eligible compensation and $0.50 on the dollar on the next 5% of your eligible compensation, for a total match of 3.5% of your eligible compensation, subject to applicable caps.  Vacation accrual will be at the rate of 200 hours (5 weeks) per year.  Standard paid holidays will be observed.  After six (6) months of employment you will be eligible to participate in our tuition reimbursement plan.  The Company reserves the right to modify its employee benefits programs from time-to-time.

4.   Equity Participation, Vesting of Stock:  Subject to the approval of the Compensation Committee, you will be granted a ten (10) year stock option exercisable for 100,000 shares of Parent Company common stock.  The Compensation Committee generally meets once per month to approve grants for employees who began employment at the Company during the previous month. The price of the option will be the closing price of the stock on the date of grant.  This option grant will vest ratably over three (3) years instead of the Parent Company’s standard four year vesting schedule, on the anniversary of your stock option grant date, provided that you remain employed by the Company. The option grant will not contain a customary provision that would provide you early vesting and certain additional exercise time based on age plus years of bridged service and for which you would already qualify. You will receive a stock option grant certificate(s) after the date of grant which will include the grant price and vesting schedule.  In the event of termination of your employment for any reason, vesting shall cease.  We will provide you with a copy of the Parent Company’s Stock Option and Incentive Plan for complete details.

5.
Service Credit:  Your previous service with Elan will be credited for the purposes of vacation accrual. Should you be eligible for additional option grants beyond the new hire grant, your service would generally be credited for purposed of the retirement provision applicable to stock option grants; however, the terms of all stock option grants are at the discretion of the Compensation Committee.

6.
Employment Period:  Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause. Your employment agreement will contain standard severance terms applicable to certain executives of the Company, including that you will receive 12 months’ severance if you are terminated by the Company without cause or if you terminate your employment with the Company under certain other conditions, which will increase to 18 months’ severance if such termination occurs within two years of a change in control of Parent Company.

7.
Employment Eligibility Verification:  Please note that all persons in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three (3) business days of employment.  For your convenience, we are enclosing Form I-9 for your review.  You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work.

The Company participates in the E-Verify program. E-Verify is a Social Security Administration/Department of Homeland Security program which allows employers to electronically verify each new employee’s work authorization using information provided on  Form I-9.   The verification process will occur within three (3) business days of employment.  If you would like further information regarding E-Verify, please contact the Company Human Resources department.

8.
Proprietary Information, No Conflicts:  You agree to execute the Company’s standard Employee Agreement with Respect to Inventions and Proprietary Information and to be bound by all of the provisions thereof.  A copy is enclosed with this letter.  You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

Jim, all of us here at Alkermes are very enthusiastic about the prospect of you joining the Company and have the highest expectation of your future contributions.

Please indicate your acceptance of the foregoing by signing one of the duplicate originals of this letter and returning it to me as indicated below no later than one week from the date of this letter.  After that date, the offer will lapse.

Please return this entire letter, with your signature, by fax to my attention at (781) 890-0486 with the original to follow by mail addressed to me at the above address and marked confidential.  Due to the confidentiality of this document please do not fax it back using any other number.  The other duplicate original is for your records.

Yours truly,

/s/ Madeline Coffin
Vice President, Human Resources
ALKERMES, INC.

The foregoing is signed and accepted as of the date first above written by:

___________________________________________                                                                                           ______________________
/s/ James L Botkin                                                                                      Date